Exhibit 23.1
Consent of Independent Auditors
We consent to the use in this Current Report (Form 8-K/A) of Insteel Industries, Inc. and to the incorporation by reference in the Registration Statements of Insteel Industries, Inc. (Forms S-8 File No. 033-61887, File No. 033-61889, File No. 333-48011, File No. 333-30934, and File No. 333-123325) of our report dated January 28, 2011, with respect to the combined financial statements of Ivy Steel & Wire and the accounts of Pilot Steel, collectively referred to as the Ivy Division of MMI Products, Inc., as of September 25, 2010 and December 26, 2009 and for the nine-month period ended September 25, 2010 and the fiscal years ended December 26, 2009 and December 27, 2008.
/s/ Ernst & Young LLP
Houston, Texas
February 4, 2011